Exhibit 99.1

Floor & Decor Holdings, Inc. Announces Second Quarter Fiscal 2020 Financial Results

  Net sales decreased 11.1% from the second quarter of fiscal 2019 to $462.4 million
  Comparable store sales decreased 20.8% from the second quarter of fiscal 2019; third quarter-to-date fiscal 2020 comparable store sales increased 16% from the same period of fiscal 2019
  Diluted earnings per share (“EPS”) decreased 28.6% to $0.30 from $0.42 in the second quarter of fiscal 2019; Adjusted diluted EPS* decreased 61.8% to $0.13 from $0.34 in the second quarter of fiscal 2019
  Reaffirms intent to grow new store base by approximately 20% in 2021

ATLANTA--(BUSINESS WIRE)--July 30, 2020--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the second quarter of fiscal 2020, which ended June 25, 2020.

Tom Taylor, Chief Executive Officer, stated, “We remain committed to supporting our customers and associates as we continue to navigate the uncertainty caused by the COVID-19 pandemic. We are excited that we were able to bring all of our stores to full operations in June and by the positive response from our Pro and DIY customers as we fully opened our stores. Our comparable store sales trends accelerated throughout the back half of the second quarter, leading to June comparable store sales growth of 7.7%. We are encouraged to see our third quarter-to-date comparable store sales accelerate to 16% from the same period last year. While the impact of the COVID-19 pandemic remains uncertain into the second half of 2020, we believe we have a flexible business model that can be responsive to local market conditions and we have multiple avenues to remain engaged with our Pro and DIY customers. I remain inspired by our associates who have rallied together in collaborative and creative ways to face the unique challenges caused by the COVID-19 pandemic.”

Mr. Taylor continued, “We are pleased with our 2020 new store opening plan, which now includes 13 new warehouse stores, up from our most recent estimate of 11 stores. As we look to 2021 and beyond, we are excited about the new store pipeline for 2021, which we expect will lead to more balanced openings throughout the year, and we intend to grow our new store base by approximately 20% annually for the next several years. We have a strong balance sheet and the best liquidity in our company’s history, which has enabled us to withstand this period of uncertainty and continue to support our long-term growth initiatives.”

Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.

For the Thirteen Weeks Ended June 25, 2020

  Net sales decreased 11.1% to $462.4 million from $520.3 million in the second quarter of fiscal 2019. Comparable store sales decreased 20.8%.
  The Company opened two new stores during the second quarter of fiscal 2020, ending the quarter with 125 warehouse format stores.
  Operating income decreased 54.0% to $21.1 million from $45.9 million in the second quarter of fiscal 2019. Operating margin decreased 420 basis points to 4.6%.
  The Company recognized a $7.7 million income tax benefit resulting from net operating loss carrybacks under the CARES Act.
  Net income decreased 26.6% to $32.0 million compared to $43.6 million in the second quarter of fiscal 2019. Diluted EPS was $0.30 compared to $0.42 in the second quarter of fiscal 2019.
  Adjusted net income* decreased 62.2% to $13.4 million compared to $35.3 million in the second quarter of fiscal 2019.
  Adjusted diluted EPS* was $0.13 compared to $0.34 in the second quarter of fiscal 2019, a decrease of 61.8%.
  Adjusted EBITDA* decreased 31.6% to $45.6 million compared to $66.6 million in the second quarter of fiscal 2019.

For the Twenty-six Weeks Ended June 25, 2020

  Net sales increased 2.0% to $1,017.3 million from $997.4 million in the same period of fiscal 2019. Comparable store sales decreased 9.6%.
  The Company opened five new stores during the twenty-six weeks ended June 25, 2020.
  Operating income decreased 20.9% to $67.8 million from $85.7 million in the same period of fiscal 2019. Operating margin decreased 190 basis points to 6.7%.
  Net income decreased 7.1% to $69.1 million compared to $74.3 million in the same period of fiscal 2019. Diluted EPS was $0.65 compared to $0.71 in the same period of fiscal 2019.
  Adjusted net income* decreased 23.9% to $49.7 million compared to $65.3 million in the same period of fiscal 2019.
  Adjusted diluted EPS* was $0.47 compared to $0.62 in the same period of fiscal 2019, a decrease of 24.2%.
  Adjusted EBITDA* decreased 6.3% to $118.7 million compared to $126.7 million in the same period of fiscal 2019.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

The COVID-19 Pandemic Impact on Floor & Decor’s Business Outlook: The COVID-19 pandemic has had a material negative impact on the Company's operations and financial results to date. We are monitoring the situation closely with regards to our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the pandemic on our business cannot be reasonably estimated at this time.

Conference Call Details

A conference call to discuss the second quarter fiscal 2020 financial results is scheduled for today, July 30, 2020, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.

A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13706225. The replay will be available until August 6, 2020.

About Floor & Decor Holdings, Inc.

Floor & Decor is a multi-channel specialty retailer operating 125 warehouse-format stores across 30 states at the end of the second quarter of fiscal 2020. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate/luxury vinyl plank, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.

Comparable Store Sales

Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and is based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Since our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed temporarily and relocated within their primary trade areas are included in comparable store sales. Additionally, any stores that were closed during the current or prior fiscal year are excluded from the definition of comparable stores.

Non-GAAP Financial Measures

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc. Consolidated Statements of Income (In thousands, except per share data) (Unaudited)
	Thirteen Weeks Ended
	6/25/2020		6/27/2019		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$462,352	100.0%	$520,311	100.0%	(11.1)%
Cost of sales	265,660	57.5	302,488	58.1	(12.2)
Gross profit	196,692	42.5	217,823	41.9	(9.7)
Operating expenses:
Selling and store operating	138,457	29.9	134,643	25.9	2.8
General and administrative	33,713	7.3	30,916	5.9	9.0
Pre-opening	3,433	0.7	6,369	1.2	(46.1)
Total operating expenses	175,603	37.9	171,928	33.0	2.1
Operating income	21,089	4.6	45,895	8.8	(54.0)
Interest expense, net	2,303	0.5	2,223	0.4	3.6
Gain on early extinguishment of debt	(1,015)	(0.2)	—	—	NM
Income before income taxes	19,801	4.3	43,672	8.4	(54.7)
(Benefit) provision for income taxes	(12,203)	(2.6)	76	—	NM
Net income	$32,004	6.9%	$43,596	8.4%	(26.6)%
Basic weighted average shares outstanding	102,114		98,642
Diluted weighted average shares outstanding	105,466		104,840
Basic earnings per share	$0.31		$0.44		(29.5)%
Diluted earnings per share	$0.30		$0.42		(28.6)%
	Twenty-six Weeks Ended
	6/25/2020		6/27/2019		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$1,017,289	100.0%	$997,361	100.0%	2.0%
Cost of sales	584,565	57.5	578,164	58.0	1.1
Gross profit	432,724	42.5	419,197	42.0	3.2
Operating expenses:
Selling and store operating	291,523	28.7	262,026	26.3	11.3
General and administrative	64,571	6.3	61,118	6.1	5.6
Pre-opening	8,867	0.9	10,396	1.0	(14.7)
Total operating expenses	364,961	35.9	333,540	33.4	9.4
Operating income	67,763	6.7	85,657	8.6	(20.9)
Interest expense, net	4,110	0.4	5,144	0.5	(20.1)
Gain on early extinguishment of debt	(1,015)	(0.1)	—	—	NM
Income before income taxes	64,668	6.4	80,513	8.1	(19.7)
(Benefit) provision for income taxes	(4,399)	(0.4)	6,197	0.6	NM
Net income	$69,067	6.8%	$74,316	7.5%	(7.1)%
Basic weighted average shares outstanding	101,872		98,214
Diluted weighted average shares outstanding	105,476		104,606
Basic earnings per share	$0.68		$0.76		(10.5)%
Diluted earnings per share	$0.65		$0.71		(8.5)%

Consolidated Balance Sheets (In thousands, except share and per share data) (Unaudited)
	As of June 25, 2020	As of December 26, 2019
Assets
Current assets:
Cash and cash equivalents	$134,420	$27,037
Income taxes receivable	27,971	2,868
Receivables, net	54,118	69,301
Inventories, net	594,269	581,865
Prepaid expenses and other current assets	19,203	20,415
Total current assets	829,981	701,486
Fixed assets, net	481,770	456,289
Right-of-use assets	873,115	822,256
Intangible assets, net	109,283	109,299
Goodwill	227,447	227,447
Other assets	7,134	7,532
Total long-term assets	1,698,749	1,622,823
Total assets	$2,528,730	$2,324,309
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$2,558	$—
Current portion of lease liabilities	90,543	74,592
Trade accounts payable	326,032	368,459
Accrued expenses and other current liabilities	106,170	102,807
Deferred revenue	8,387	6,683
Total current liabilities	533,690	552,541
Term loan	206,977	142,606
Lease liabilities	896,626	844,269
Deferred income tax liabilities, net	38,930	18,378
Other liabilities	2,011	2,179
Total long-term liabilities	1,144,544	1,007,432
Total liabilities	1,678,234	1,559,973
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at June 25, 2020 and December 26, 2019	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 103,146,537 shares issued and outstanding at June 25, 2020 and 101,457,858 issued and outstanding at December 26, 2019	103	101
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at June 25, 2020 and December 26, 2019	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at June 25, 2020 and December 26, 2019	—	—
Additional paid-in capital	387,344	370,413
Accumulated other comprehensive loss, net	(33)	(193)
Retained earnings	463,082	394,015
Total stockholders’ equity	850,496	764,336
Total liabilities and stockholders’ equity	$2,528,730	$2,324,309

Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Twenty-six Weeks Ended
	June 25, 2020	June 27, 2019
Operating activities
Net income	$69,067	$74,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,389	34,910
Gain on early extinguishment of debt	(1,015)	—
(Gain) loss on asset impairments and disposals	(29)	22
Deferred income taxes	20,552	(1,478)
Interest cap derivative contracts	170	1,250
Stock-based compensation expense	7,142	4,418
Changes in operating assets and liabilities:
Receivables, net	15,183	15,809
Inventories, net	(12,404)	24,618
Trade accounts payable	(42,427)	(40,808)
Accrued expenses and other current liabilities	258	9,058
Income taxes	(25,100)	1,541
Deferred revenue	1,704	1,723
Other, net	19,215	(3,222)
Net cash provided by operating activities	96,705	122,157
Investing activities
Purchases of fixed assets	(65,994)	(78,172)
Net cash used in investing activities	(65,994)	(78,172)
Financing activities
Borrowings on revolving line of credit	275,000	95,300
Payments on revolving line of credit	(275,000)	(95,300)
Proceeds from term loans	75,000	—
Payments on term loans	(1,237)	(1,750)
Proceeds from exercise of stock options	8,660	7,152
Debt issuance costs	(6,882)	—
Proceeds from employee stock purchase plan	1,131	1,419
Net cash provided by financing activities	76,672	6,821
Net increase in cash and cash equivalents	107,383	50,806
Cash and cash equivalents, beginning of the period	27,037	644
Cash and cash equivalents, end of the period	$134,420	$51,450
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$91,670	$132,213
Cash paid for interest, net of capitalized interest	$3,486	$3,912
Cash paid for income taxes, net of refunds	$147	$12,099
Fixed assets accrued at the end of the period	$22,631	$25,420

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except EPS) (Unaudited) Adjusted net income and Adjusted diluted EPS
	Thirteen Weeks Ended
	6/25/2020	6/27/2019
Net income (GAAP):	$32,004	$43,596
COVID-19 costs (a)	1,601	—
Secondary offering costs (c)	252	180
Tariff refunds (d)	(3,928)	—
Gain on early extinguishment of debt (e)	(1,015)	—
Store support center relocation and distribution center closure (f)	—	1,819
Tax benefit of stock option exercises (g)	(8,992)	(9,843)
Tax benefit due to CARES Act (h)	(7,676)	—
Tax impact of adjustments to net income (i)	1,129	(415)
Adjusted net income	$13,375	$35,337
Diluted weighted average shares outstanding	105,466	104,840
Adjusted diluted EPS	$0.13	$0.34
	Twenty-six Weeks Ended
	6/25/2020	6/27/2019
Net income (GAAP):	$69,067	$74,316
COVID-19 costs (a)	2,911	—
Debt modification expense (b)	722	—
Secondary offering costs (c)	519	573
Tariff refunds (d)	(4,578)	—
Gain on early extinguishment of debt (e)	(1,015)	—
Store support center relocation and distribution center closure (f)	—	3,415
Tax benefit of stock option exercises (g)	(13,276)	(12,341)
Tax benefit due to CARES Act (h)	(7,676)	—
Tax impact of adjustments to net income (i)	3,035	(666)
Adjusted net income	$49,709	$65,297
Diluted weighted average shares outstanding	105,476	104,606
Adjusted diluted EPS	$0.47	$0.62

(a) Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on our business.

(b) Represents legal fees incurred in connection with the February 2020 amendment to the senior secured term loan credit facility.

(c) Amounts relate to costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.

(d) Represents income for estimated tariff refunds related to certain products as well as interest earned on tariff refund receivables.

(e) Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.

(f) Reflects costs incurred in connection with the relocation of our store support center and the closure of our Miami distribution center.

(g) Tax benefit due to stock option exercises.

(h) Represents income tax benefit recognized due to the enactment of the CARES Act, which resulted in a fiscal 2019 tax net operating loss carryback to prior years in which the federal tax rate of 35% was higher than the current federal tax rate of 21%.

(i) Adjustment for taxes related to pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

	Thirteen Weeks Ended
	6/25/2020	6/27/2019
Net income	$32,004	$43,596
Depreciation and amortization (a)	21,991	17,392
Interest expense, net	2,303	2,223
Gain on early extinguishment of debt (b)	(1,015)	—
Income tax (benefit) expense	(12,203)	76
EBITDA	43,080	63,287
Stock compensation expense (c)	4,234	2,168
COVID-19 costs (d)	1,601	—
Tariff refunds (e)	(3,615)	—
Other (f)	255	1,137
Adjusted EBITDA	$45,555	$66,592
	Twenty-six Weeks Ended
	6/25/2020	6/27/2019
Net income	$69,067	$74,316
Depreciation and amortization (a)	43,664	34,263
Interest expense, net	4,110	5,144
Gain on early extinguishment of debt (b)	(1,015)	—
Income tax (benefit) expense	(4,399)	6,197
EBITDA	111,427	119,920
Stock compensation expense (c)	7,142	4,418
COVID-19 costs (d)	2,911	—
Tariff refunds (e)	(4,016)	—
Other (f)	1,217	2,322
Adjusted EBITDA	$118,681	$126,660

(a) Excludes amortization of deferred financing costs, which is included as a part of interest expense, net in the table above.

(b) Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.

(c) Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.

(d) Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on the Company's business.

(e) Represents income for estimated tariff refunds related to certain products. Interest income for tariff refunds is included within interest expense, net in the table above.

(f) Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the thirteen and twenty-six weeks ended June 25, 2020 primarily relate to legal fees associated with the February 2020 amendment to the senior secured term loan credit facility and costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. Amounts for the thirteen and twenty-six weeks ended June 27, 2019 primarily relate to costs associated with the secondary public offering of our Class A common stock by certain of our stockholders, completed in February 2019, as well as the relocation of our store support center in Smyrna, Georgia, and the closure of our Miami distribution center. The Company did not sell any shares in the offering and did not receive any proceeds from the sale of shares by the selling stockholders.

Forward-Looking Statements

This release and the associated webcast/conference call contain forward-looking statements. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations and the impact of the COVID-19 pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2019 filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2020 (the “Annual Report”) and elsewhere in the Annual Report, those factors described in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2020 (the “10-Q) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.

Contacts

Investor Contacts:

Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com

or

Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com